TO:  All Employees

FROM:  Jeff Holmes, CEO

STATEMENT OF CORPORATE ETHICS

Calibrus, Inc. and its subsidiaries have a responsibility to ensure that all officers, directors and employees perform their duties in a manner that conforms to all applicable laws and the highest ethical standards. We have put together this statement of corporate ethics (“Code of Ethics” or “Code”) as a means of expressing Calibrus’ policies.  In addition to this Code of Ethics, officers, directors and employees should familiarize themselves with all of Calibrus policies and procedures. All employees should feel free to address questions concerning interpretations of same with Legal Department, Chief Financial Officer or Chief Executive Officer.  The purpose of this Code of Ethics is to:

•	Encourage honest and ethical conduct, including fair dealing and the ethical handling of conflicts of interest.

•	Encourage full, fair, accurate, timely and understandable disclosure.

•	Encourage compliance with applicable laws and governmental rules and regulations.

•	Ensure the protection of Calibrus’ legitimate business interests, including corporate opportunities, assets and confidential information.

•	Deter wrongdoing.

The Organization’s Basic Philosophy – Calibrus believes that personal integrity, as well as honest, fair and open dealings with others, are prerequisites to ensuring compliance with this policy.   Each director, officer and employee owes a duty to Calibrus to act with integrity. Integrity requires, among other things, being honest and ethical. This includes the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. Deceit and subordination of principle are inconsistent with integrity.

Each director, officer and employee must:

•	Act with integrity, including being honest and ethical while still maintaining the confidentiality of information where required or consistent with Calibrus’ policies.

•	Observe both the form and spirit of laws and governmental rules and regulations, accounting standards and Calibrus’ policies.

•	Adhere to a high standard of business ethics.

•	Accept no improper or undisclosed material personal benefits from third parties as a result of any transaction or transactions of Calibrus.

Calibrus as a Corporate Citizen – As a corporate citizen, Calibrus has a duty to perform in a manner befitting an institution that strives to be both an economic and social asset in the communities where it operates.   We have a history of succeeding through honest business competition. We do not seek competitive advantages through illegal or unethical business practices. Each employee, officer and director should endeavor to deal fairly with Calibrus' customers, service providers, suppliers, competitors and employees. No employee, officer or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.  All employees, officers and directors should protect Calibrus' assets and ensure their efficient use. All Calibrus assets should be used only for legitimate business purposes.

Equal Opportunity Employment – Calibrus is an Equal Opportunity Employer.  It is the policy of Calibrus, from recruitment through employment and promotion, to provide equal opportunity at all times without regard to race, color, religion, sex, national origin, disability, qualified veteran status or age.  Calibrus is committed to keeping discrimination out of the work place and to evaluating employees only on the basis of their performance and abilities.  We are committed to maintaining a workplace free of harassment of any kind, including physical, emotional, sexual or verbal.  All employees are required to support, without reservation, the non-discriminatory policies of Calibrus.

Political Contributions – It is Calibrus’ policy not to contribute to any political party, committee or candidate for public office.  The policy does not preclude our employees from either rendering services or contributing their own resources to candidates for public office or political committees, if permitted by applicable laws.

Acceptance of Payment/Gifts/Improper Payments – No associate shall directly or indirectly seek or accept any payment, fees, services, or gratuities from any other person, organization or company that seeks or does business with Calibrus.  The receipt of common courtesies, sales promotion items of small value, occasional meals and reasonable entertainment appropriate to a business relationship and associated with business discussions are permitted and are considered consistent with sound business practices.

No payment or transfer of assets may be made unless it is duly authorized, properly accounted for and clearly identified in Calibrus’ financial records and used as stated in the supporting documentation for same.  Furthermore, no associate shall authorize any payment or the use of any funds for a bribe, “kick-back” or similar payment, which might be constructed as an attempt to obtain favorable treatment.  Under Federal legislation, it is a felony punishable by imprisonment and substantial fines to make payments of this kind to foreign government officials.

Financial Record Keeping and Disclosure – Calibrus’ financial records must fully and fairly reflect all expenditures and receipts.  No undisclosed or unrecorded funds shall be established for any purpose.  Attempts to create false or misleading records are forbidden, and no false or misleading entries shall be made in Calibrus’ financial records for any reason.  Each director, officer or employee, to the extent involved in Calibrus’ disclosure process, including the Chief Executive Officer, the Chief Financial Officer, and the Controller (the "Senior Financial Officers"), is required to be familiar with Calibrus’ disclosure controls and procedures applicable to him or her so that Calibrus’ public reports and documents filed with the Securities and Exchange Commission (the "SEC") comply in all material respects with the applicable federal securities laws and SEC rules. In addition, each such person having direct or supervisory authority regarding these SEC filings or Calibrus’ other public communications concerning its general business, results, financial condition and prospects should, to the extent appropriate within his or her area of responsibility, consult with other Calibrus officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

Each director, officer or employee, to the extent involved in Calibrus’ disclosure process, including without limitation the Senior Financial Officers, must:

•	Familiarize himself or herself with the disclosure requirements applicable to Calibrus as well as the business and financial operations of Calibrus.

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Not knowingly misrepresent, or cause others to misrepresent, facts about Calibrus to others, whether within or outside Calibrus, including to Calibrus’ independent auditors, governmental regulators and self-regulatory organizations.

Compliance - It is Calibrus’ policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each employee, officer and director to adhere to the standards and restrictions imposed by those laws, rules and regulations in the performance of their duties for Calibrus, including those relating to accounting and auditing matters and insider trading.

Generally, it is against Calibrus policy for any individual to profit from undisclosed information relating to Calibrus or any other company in violation of insider trading or other laws. Anyone who is aware of material nonpublic information relating to Calibrus, our customers, or other companies may not use the information to purchase or sell securities in violation of the federal securities laws.

If you are uncertain about the legal rules involving your purchase or sale of any Calibrus securities or any securities in companies that you are familiar with by virtue of your work for Calibrus, you should consult with Calibrus’ Chief Financial Officer before making any such purchase or sale.

Other policies issued by Calibrus also provide guidance as to certain of the laws, rules and regulations that apply to Calibrus’ activities.

Reporting and Accountability – Calibrus’ Audit Committee has the authority to interpret this Code in any particular situation. Any director, officer or employee who becomes aware of any violation of this Code is required to notify the Code of Ethics Contact promptly.

Any questions relating to how these policies should be interpreted or applied should be addressed to the Code of Ethics Contact. Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should be discussed with the Code of Ethics Contact. With respect to the conduct of employees (other than the Chief Executive Officer or the Chief Financial Officer), the Code of Ethics Contact is the Chief Financial Officer, and with respect to the conduct of directors, the Chief Executive Officer and the Chief Financial Officer, the Code of Ethics Contact is the General Counsel or Chairman of the Board. A director, officer or employee who is unsure of whether a situation violates this Code should discuss the situation with the Legal Department or the Code of Ethics Contact to prevent possible misunderstandings and embarrassment at a later date.

Each director, officer or employee must:

•	Notify the appropriate Code of Ethics Contact promptly of any existing or potential violation of this Code.

•	Not retaliate against any other director, officer or employee for reports of potential violations that are made in good faith.

Calibrus will follow the following procedures in investigating and enforcing this Code and in reporting on the Code:

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The General Counsel or the Chief Financial Officer, as the case may be, will take all appropriate action to investigate any violations reported. In addition, the Chief Financial Officer or the General Counsel, as appropriate, shall report each violation and alleged violation involving a director or an executive officer to the Chairperson of the Audit Committee. To the extent he or she deems appropriate, the Chairperson of the Audit Committee shall participate in any investigation of a director or executive officer. After the conclusion of an investigation of a director or executive officer, the conclusions shall be reported to the Audit Committee.

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The Audit Committee will conduct such additional investigation as it deems necessary. If the Audit Committee determines that a director or executive officer has violated this Code, it will report its determination to the Board of Directors. Upon being notified that a violation has occurred, the Board of Directors or the Chief Financial Officer, as the case may be, will take such disciplinary or preventive action as deemed appropriate, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities.

Software Duplication Policy – Calibrus licenses computer software from a variety of outside companies.  Calibrus does not own this software and its related documentation and only has the right expressly stated in the license agreement.  We must therefore strictly adhere to those terms and conditions.  According to the United States copyright laws, illegal reproduction of software can result in civil damages of $50,000 or more, as well as criminal penalties, which could include both fines and imprisonment.

Conflicts of Interest and Corporate Opportunities – Employees and their families are expected to be free from personal interests or actions, which may be in conflict with the goals of Calibrus.  The following situations, which are not intended to be all inclusive, are considered occurrences which could cause a conflict of interest: directly or indirectly owning any interest in a supplier, engaging in a business venture which could be construed as a conflict of interest or allegiance; receiving commissions, fees, loans or gifts of value derived in any way from a supplier; divulging Calibrus information to an unauthorized recipient; or being employed by an organization in a related field while sill be employed by Calibrus.  In general, a “conflict of interest” arises when an individual’s personal interest interferes or appears to interfere with the interests of Calibrus. A conflict of interest can arise when a director, officer or employee takes actions or has personal interests that may make it difficult to perform his or her work objectively and effectively. For example, a conflict of interest would arise if a director, officer or employee, or a member of his or her family, receives improper personal benefits as a result of any transaction or transactions of Calibrus. Interests in other companies, including potential competitors and suppliers, that are purely for investment purposes, are not significant to the individual and do not include involvement in the management of the other entity, or where an otherwise questionable relationship is disclosed to the Board and any necessary action is taken to ensure there will be no effect on Calibrus, are not considered conflicts unless otherwise determined by the Board.

Fidelity or service to Calibrus should never be subordinated to or dependent on personal gain or advantage. Conflicts of interest should be avoided.

In most cases, anything that would constitute a conflict for a director, officer or employee also would present a conflict if it is related to a member of his or her family.

Employees, officers and directors are prohibited from taking (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless Calibrus has already been offered the opportunity and turned it down. More generally, employees, officers and directors are prohibited from using corporate property, information or position for personal gain and from competing with Calibrus.

Sometimes the line between personal and Calibrus benefits is difficult to draw, and sometimes there are both personal and Calibrus benefits in certain activities. Employees, officers and directors who intend to make use of Calibrus property or services in a manner not solely for the benefit of Calibrus should consult beforehand with the Legal Department or the Code of Ethics Contact.

Proprietary Information and Confidentiality – Calibrus’ trade secrets or any other proprietary information must not be disclosed to any Calibrus or person outside Calibrus unless such disclosure is made under an approved non-disclosure agreement signed by an authorized representative of Calibrus and the outside party.  Also, employees must protect the proprietary information of Calibrus’ customers, vendors and business employees.  In carrying out Calibrus’ business, employees, officers and directors often learn confidential or proprietary information about Calibrus, its customers, suppliers, or joint venture parties. Employees, officers and directors must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information of Calibrus, and of other companies, includes any non-public information that would be harmful to the relevant Calibrus or useful or helpful to competitors if disclosed.

Patents, Copyrights and Trademarks – Employees shall not knowingly infringe or violate any other entity’s or person’s patents, copyrights or trademarks.  Further, Calibrus shall not hire any person in order to obtain a competitor’s trade secrets or confidential information.

In Closing – By observing the highest of ethical standards, we may take pride in our performing in a high competent, professional manner. This will ensure compliance with all applicable laws as well as a beacon to all who deal with Calibrus that Calibrus is truly the leader in all areas with a solid reputation as an exemplary organization.

In order to ensure that all employees have read and understood this policy, we requesting that all employees sign this form and return it to the Human Resource Department.  Thank you for your cooperation.

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I have read this form, and am and have been in compliance with such policy except as noted below:

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